Exhibit 99.1

OTTAWA BANCORP, INC.

Announces First Quarter 2019 Results

Ottawa, Illinois – April 30, 2019 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.4 million, or $0.13 per basic and diluted common share for the three months ended March 31, 2019, compared to net income of $0.5 million, or $0.15 per basic and diluted common share for the three months ended March 31, 2018. During the first quarter of 2019 the Company continued to experience a decrease in non-performing loans. Non-performing loans decreased from $1.5 million at December 31, 2018 to $1.1 million at March 31, 2019, which in addition to loan growth, improved the ratio of non-performing loans to gross loans from 0.63% at December 31, 2018 to 0.46% at March 31, 2019. Additionally, through March 31, 2019, the Company has repurchased a total of 161,774 shares of its common stock at an average price of $13.88 per share as part of the stock repurchase program approved on November 7, 2018 and its previous program which expired in November, 2018.

Comparison of Results of Operations for the Three Months Ended March 31, 2019 and March 31, 2018

Net income for the three months ended March 31, 2019 was $0.4 million compared to net income of $0.5 million for the three months ended March 31, 2018. The decrease in net income of $0.1 million or 16.1%, was primarily attributed to a decrease in total other income of $0.1 million and an increase in total other expenses of $0.2 million. The decreases were partially offset by an increase in net interest income after provision for loan losses of $0.2 million.

Net interest income increased by $0.2 million, or 9.3%, to $2.4 million for the three months ended March 31, 2019, from $2.2 million for the three months ended March 31, 2018. Interest and dividend income increased $0.5 million, or 19.6%, primarily due to an increase in the average balances of interest-earning assets of $24.6 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 47 basis points to 1.25% for the three months ended March 31, 2019. The net interest margin decreased three basis points during the three months ended March 31, 2019 to 3.60% from 3.63%.

We recorded a provision for loan losses of $0.1 million for both of the three-month periods ended March 31, 2019 and 2018. The allowance for loan losses was $2.6 million, or 1.10% of total gross loans at March 31, 2019 compared to $2.6 million, or 1.15% of gross loans at March 31, 2018. Net charge-offs during the first quarter of 2019 were $129,000 compared to $27,000 during the first quarter of 2018. General reserves were higher at March 31, 2019, when compared to March 31, 2018, as the balances in most loan categories increased during the twelve months ended March 31, 2019. Additionally, changes in qualitative factors during the twelve months ended March 31, 2019, as compared to the same period ended March 31, 2018, increased the general reserve slightly. These increases to the allowance were partially off-set by improvements in historical loss levels. Specific reserves as of March 31, 2019 were lower than they were as of March 31, 2018.

Total other income decreased $0.1 million, to $0.4 million for the three months ended March 31, 2019, as compared to $0.5 million for the three months ended March 31, 2018. The decrease was primarily due to lower revenues related to mortgage banking activity and a decrease in the gain on sale of foreclosed real estate.

Total other expense increased $0.2 million, or 6.3%, to $2.1 million for the three months ended March 31, 2019, as compared to $1.9 million for the three months ended March 31, 2018.  The increase was primarily due to increased salary expense, higher data processing expense, and higher other expenses.

We recorded income tax expense of $0.2 million for both of the three-month periods ended March 31, 2019 and 2018.

Comparison of Financial Condition at March 31, 2019 and December 31, 2018

Total consolidated assets as of March 31, 2019 were $289.5 million, a decrease of $3.33 million, or 1.1%, from $292.8 million at December 31, 2018.  The decrease was primarily due to a decrease of $0.1 million in the net loan portfolio, as well as decreases in securities available for sale of $1.1 million and decreases in cash and cash equivalents of $1.1 million of which $1.5 million was related to paying down FHLB borrowings.

Cash and cash equivalents decreased $1.1 million, or 13.4%, to $7.3 million at March 31, 2019 from $8.4 million at December 31, 2018. The decrease in cash and cash equivalents was primarily a result of cash used in financing activities of $4.2 million exceeding cash provided by investing activities of $2.0 million and cash provided by operating activities of $1.1 million.

Securities available for sale decreased $1.1 million, or 4.2%, to $24.5 million at March 31, 2019 from $25.5 million at December 31, 2018, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans decreased by $0.1 million, or 0.1% to $235.8 million at March 31, 2019 compared to $235.9 million at December 31, 2018 primarily as a result of a $1.9 million decrease in purchased auto loans and a $4.0 million decrease in non-residential real estate loans. The decreases were slightly off-set by an increase of $3.7 million in one-to-four family loans, a $1.3 million increase in consumer direct loans and a $0.9 million increase in commercial loans.

Total deposits decreased $2.2 million, or 1.0%, to $221.2 million at March 31, 2019 from $223.4 million at December 31, 2018. At March 31, 2019 checking accounts decreased by $6.2 million, money market accounts decreased by $0.7 million and a $0.3 million non-interest bearing checking accounts. The decreases were offset by an increase in savings accounts which increased by $1.1 million and certificates of deposit increased by $3.9 million as compared to December 31, 2018.

FHLB advances decreased $1.5 million, or 12.4% to $10.6 million at March 31, 2019 compared to $12.1 million at December 31, 2018.

Stockholders’ equity increased $0.1 million, or 0.2% to $52.9 million at March 31, 2019 from $52.8 million at December 31, 2018. The increase reflects net income of $0.4 million for the three months ended March 31, 2019 and proceeds from stock options exercised $9,000. Additionally, other comprehensive income increased by $0.2 million related to an increase in the fair value of securities available for sale. The increase was partially offset by $0.3 million used to repurchase and cancel 24,963 outstanding shares of Company common stock and $0.2 million in declared dividends.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
March 31, 2019 and December 31, 2018
(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Cash and due from banks	$4,460,551	$2,416,568
Interest bearing deposits	2,842,078	6,013,890
Total cash and cash equivalents	7,302,629	8,430,458
Time deposits	250,000	250,000
Federal funds sold	4,409,000	5,663,000
Securities available for sale	24,469,999	25,533,767
Loans, net of allowance for loan losses of $2,628,365 and $2,627,738 at March 31, 2019 and December 31, 2018, respectively	235,793,257	235,926,419
Loans held for sale	250,505	-
Premises and equipment, net	6,695,952	6,621,080
Accrued interest receivable	841,005	824,542
Foreclosed real estate	196,000	-
Deferred tax assets	1,847,488	1,898,141
Cash value of life insurance	2,353,387	2,341,453
Goodwill	649,869	649,869
Core deposit intangible	213,500	228,000
Other assets	4,232,700	4,469,350
Total assets	$289,505,291	$292,836,079
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$13,747,615	$14,057,719
Interest bearing	207,494,542	209,390,810
Total deposits	221,242,157	223,448,529
Accrued interest payable	16,146	5,648
FHLB advances	10,588,245	12,087,152
Other liabilities	4,715,995	4,470,384
Total liabilities	236,562,543	240,011,713
Commitments and contingencies
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,336,459 and 3,358,922 shares issued at March 31, 2019 and December 31, 2018, respectively	33,365	33,589
Additional paid-in-capital	35,260,770	35,579,606
Retained earnings	19,058,192	18,859,232
Unallocated ESOP shares	(1,532,112)	(1,576,616)
Unallocated management recognition plan shares	(36,998)	(40,361)
Accumulated other comprehensive income (loss)	159,531	(31,084)
Total stockholders' equity	52,942,748	52,824,366
Total liabilities and stockholders' equity	$289,505,291	$292,836,079

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three Months Ended March 31, 2019 and 2018
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Interest and dividend income:
Interest and fees on loans	$2,860,592	$2,398,669
Securities:
Residential mortgage-backed and related securities	82,461	67,466
State and municipal securities	97,411	100,448
Dividends on non-marketable equity securities	6,434	4,186
Interest-bearing deposits	45,378	15,794
Total interest and dividend income	3,092,276	2,586,563
Interest expense:
Deposits	608,390	332,524
Borrowings	72,701	48,144
Total interest expense	681,091	380,668
Net interest income	2,411,185	2,205,895
Provision for loan losses	130,000	125,500
Net interest income after provision for loan losses	2,281,185	2,080,395
Other income:
Gain on sale of loans	84,957	133,211
Gain on sale of foreclosed real estate	-	42,035
Loan origination and servicing income	154,283	162,872
Origination of mortgage servicing rights, net of amortization	(9,690)	12,854
Customer service fees	115,866	122,995
Increase in cash surrender value of life insurance	11,934	11,770
Other	21,762	24,938
Total other income	379,112	510,675
Other expenses:
Salaries and employee benefits	1,098,558	1,012,444
Directors fees	43,000	48,000
Occupancy	170,950	174,071
Deposit insurance premium	17,100	16,396
Legal and professional services	95,535	88,701
Data processing	186,588	154,773
Loan expense	164,412	168,807
Valuation adjustments and expenses on foreclosed real estate	5,584	9,012
Loss on sale of repossessed assets	748	2,708
Other	282,887	264,416
Total other expenses	2,065,362	1,939,328
Income before income tax expense	594,935	651,742
Income tax expense	194,865	172,160
Net income	$400,070	$479,582
Basic earnings per share	$0.13	$0.15
Diluted earnings per share	$0.13	$0.15
Dividends per share	$0.060	$0.115

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)

	At March 31,	At December 31,
	2019	2018
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$289,505	$292,836
Loans, net (1)	235,793	235,926
Securities available for sale	24,470	25,534
Deposits	221,242	223,449
Stockholders' Equity	52,943	52,824
Book Value per common share	$15.87	$15.73
Tangible Book Value per common share (2)	$15.61	$15.47
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.
(2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$3,092	$2,587
Total interest expense	681	381
Net interest income	2,411	2,206
Provision for loan losses	130	125
Total other income	379	511
Total other expense	2,065	1,939
Income tax expense	195	172
Net income	$400	$480
Basic earnings per share	$0.13	$0.15
Diluted earnings per share	$0.13	$0.15
Dividends per share	$0.060	$0.115

	At or for the Three Months Ended
	March 31,
	2019	2018
Performance Ratios:
Return on average assets	0.56%	0.73%
Return on average stockholders' equity	2.76	3.24
Average stockholders' equity to average assets	20.25	22.62
Stockholders' equity to total assets at end of period	18.30	19.13
Net interest rate spread (1)	3.37	3.47
Net interest margin (2)	3.60	3.63
Average interest-earning assets to average interest-bearing liabilities	122.97	125.11
Other expense to average assets	0.72	0.74
Efficiency ratio (3)	73.91	71.40
Dividend payout ratio	46.15	81.03

	At March 31,	At December 31,
	2019	2018
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.59%	21.08%
Tier 1 core capital (to risk-weighted assets)	20.37	19.88
Common equity Tier 1 (to risk-weighted assets)	20.37	19.88
Tier 1 leverage (to adjusted total assets)	15.26	15.16
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.22	0.16
Allowance for loan losses to gross loans outstanding	1.10	1.10
Non-performing loans to gross loans (5)	0.46	0.63
Non-performing assets to total assets (5)	0.46	0.54
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.

(5) Non-performing assets consist of non-performing loans, foreclosed real estate, and other foreclosed assets. Non-performing loans consist of all loans 90 days or more past due and all loans no longer accruing interest.